Exhibit 107.1

CALCULATION OF REGISTRATION FEE

Form S-8
(Form Type)

COMMUNITY WEST BANCSHARES
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value per share	Other(1)	500,000	$18.35	$9,175,000	0.00015310	$1,404.69

Total Offering Amounts					$9,175,000
Total Fee Offsets							•
Net Fee Due							$1,404.69
(1)Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, based upon the average of the high and low prices of Common Stock on May 19, 2025, as reported on the Nasdaq Capital Market, of $18.35.
(2)Represents shares of Common Stock issuable pursuant to equity grants made under the Community West Bancshares 2025 Omnibus Incentive Plan (the “Plan”). This Registration Statement shall also include an indeterminate number of additional shares of Common Stock which may be offered and issued pursuant to the antidilution provisions of the Plan.